Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37529, 33-44230 and 333-106566) of Medtronic, Inc. of our report dated October 23, 2006 relating to the financial statements and supplemental schedule of the Medtronic, Inc. Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Minneapolis, Minnesota October 25, 2006